Exhibit 5.2

[Reed Smith Letterhead]

December 8, 2011

iGATE Corporation

6528 Kaiser Drive

Fremont, California 94555

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this letter in our capacity as counsel for iGATE Corporation, a Pennsylvania corporation (the “Issuer”), iGATE Holding Corporation, a Delaware corporation, iGATE, Inc. a Pennsylvania corporation, and iGATE Technologies, Inc., a Pennsylvania corporation (collectively with iGATE Holding Corporation and iGATE, Inc., the “Guarantors” and each a “Guarantor” and, together with the Issuer, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $770,000,000 in aggregate principal amount of the Issuer’s 9% Senior Notes due 2016 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of April 29, 2011 (the “Indenture”), by and among the Issuer, iGATE Technologies, Inc., as guarantor, and Wilmington Trust FSB, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture dated as of May [12], 2011 (the “Supplemental Indenture”), by and among the Issuer, the Guarantors and the Trustee. The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 9% Senior Notes due 2016 issued on April 29, 2011 (the “Old Notes”), of which $770,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

iGATE, Inc. and iGATE Technologies, Inc. are collectively referred to herein as the “Pennsylvania Guarantors.” iGATE Holding Corporation is referred to herein as the “Delaware Guarantor.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificates of incorporation, bylaws and other organizational documents of the Issuer and the Pennsylvania Guarantors, (ii) resolutions of the Issuer and the Pennsylvania Guarantors with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Supplemental Indenture, (v) the Registration Statement, (vi) the Registration Rights Agreement, dated as of April 29, 2011, by and among the Issuer, iGATE Technologies, Inc., and Jefferies & Company, Inc. and RBC Capital Markets, LLC, as initial purchasers of the Old Notes and (vii) forms of the Exchange Notes and the Guarantees.

iGATE Corporation

December 8, 2011

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Pennsylvania Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Pennsylvania Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

i) The Registration and the Pennsylvania Guarantors, respectively, are corporations duly organized and validly existing under the laws of Pennsylvania;

(ii) The Registrant and the Pennsylvania Guarantors, respectively, have the requisite corporate power to execute, deliver and perform their respective obligations under the Indenture; and

iii) The execution, delivery, and performance of the Indenture by the Registrant and the Pennsylvania Guarantors has been duly authorized by all requisite corporate action on the part of the Registrant and the Pennsylvania Guarantors, respectively.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the Commonwealth of Pennsylvania and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

iGATE Corporation

December 8, 2011

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Registrants of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Issuer or any Registrant is bound.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP

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